UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 17, 2007

National Patent Development Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

 (646) 742-1600

(Registrant’s Telephone Number, Including Area Code)

 777 Westchester Avenue, White Plains, NY 10604

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 17, 2007, all of the outstanding common stock of Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”) of which National Patent Development Corporation (the “Company”) owned 2,070,670 shares of common stock as of December 31, 2006 through the Company’s wholly owned subsidiary, MXL Industries, Inc., were acquired by Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of December 11, 2006 (the “Merger Agreement”), by and among Indevus, Hayden Merger Sub, Inc., a Delaware corporation that is a direct, wholly-owned subsidiary of Indevus (“Merger Sub”), and Valera. According to a Form 8-K filed by Indevus on April 17, 2007, the merger became effective at 12:01 a.m. on April 18, 2007 (the “Effective Time”).

Pursuant to the Merger Agreement, the Company, as a stockholder of Valera, received 1.1337 shares of Indevus common stock for each share of Valera common stock held by the Company immediately prior to the Effective Time. As a result, at the Effective Time, the 2,070,670 shares of Valera common stock held by the Company prior to the Effective Time were converted into an aggregate of approximately 2,347,518 shares of Indevus common stock.

In addition, for each share of Valera common stock held by the Company immediately prior to the Effective Time, the Company received one contingent stock right for each of three Valera product candidates in development - Supprelin-LA, a ureteral stent and VP003 (Octreotide implant) – that will become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock to the extent specific milestones with respect to each product candidate are achieved. Thus, if all milestones are achieved, the Company will receive $2,070,670, $2,070,670 and $3,106,005, respectively, worth of Indevus common stock for the contingent stock rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT
CORPORATION

Date: April 23, 2007	By:	/s/ JOHN C. BELKNAP
Name: John C. Belknap
Title: Vice President